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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE               CONTACT: Jay LaMarche
                                             Chief Financial Officer, ARIAD
                                             (617) 494-0400

                                             Tom Pearson (for media)
                                             Pearson Communications
                                             (610) 407-9260

                                             Darcey Rakestraw (for investors)
                                             SmallCaps Online Group, LLC
                                             (212) 554-4158


                DUAL-ACTION OSTEOPOROSIS DRUG CANDIDATE TARGETING
                    CRITICAL DISEASE GENE ANNOUNCED BY ARIAD

  In vivo studies demonstrate both stimulation of bone formation and inhibition of bone breakdown

CAMBRIDGE, MA, OCTOBER 16, 2000 - ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced at the Salomon Smith Barney Health Care Conference the initial results of in vivo studies on its small-molecule osteoporosis drug, demonstrating not only inhibition of bone breakdown but also stimulation of new bone formation. Development of a dual-action osteoporosis drug that affects both stages of the normal process of bone remodeling has been a long-standing goal of osteoporosis research, because such a drug would block bone loss, as well as rebuild lost bone and prevent debilitating fractures in osteoporosis patients. Clinical trials of ARIAD's new osteoporosis product candidate are being planned for next year.

In papers published today in the Journal of Cell Biology by Marzia et al and in Bone by Amling et al, an international group of scientists including ARIAD collaborators, demonstrate, for the first time, that deleting the Src gene by genetic methods leads not only to an arrest of bone-dissolving cells but also to stimulation of bone-forming cells in animals. These genetic studies further validate Src as a novel therapeutic target for osteoporosis and provide mechanistic insights into the beneficial effects demonstrated with ARIAD's dual-action Src inhibitor.

Today's presentation at the Salomon Smith Barney Health Care Conference in New York highlights the medical importance of ARIAD's lead osteoporosis product candidate. The Company's proprietary structure-based drug design methods were used to discover AP23286, which selectively inhibits the Src tyrosine kinase in bone cells and mimics the results of genetic studies in which the Src gene has been deleted.

"The findings presented today and the publication of two definitive papers from leading bone research groups should lead to improved therapies for patients with osteoporosis," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

Osteoporosis is characterized by low bone mass and structural deterioration of bone tissue, leading to bone fragility and increased susceptibility to fractures of the hip, spine and wrist. During bone resorption, special cells on the bone's surface (osteoclasts) dissolve bone tissue and create small cavities. During formation, other cells (osteoblasts) fill the cavities with new bone tissue. Osteoporosis results from a persistent imbalance in this remodeling process which leads to loss of bone mass and strength.



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Men as well as women suffer from osteoporosis. In the United States, over 10 million individuals already have osteoporosis, and 18 million have low bone mass, placing them at risk for the disease. One in two women and one in eight men over the age of 50 are expected to have an osteoporosis-related fracture in their lifetime. Osteoporosis is a silent disease, with bone loss progressing without symptoms. Thus, most patients already have established osteoporosis by the time the disease is diagnosed and need treatment with a drug that not only stops further bone loss, but also promotes new bone formation. The estimated national direct expenditure for osteoporosis and related fractures is approximately $14 billion annually, and the current worldwide market for osteoporosis therapies is over $3 billion annually. Available drugs marketed for osteoporosis in the United States only target bone resorption, and all have clinically important limitations.

The paper by Marzia et al, entitled "Decreased c-src expression leads to enhanced osteoblast differentiation" (J. Cell Biol. 151(2), Oct. 16, 2000), and the paper by Amling et al, "Progressive increase in bone mass and development of odontomas in aging osteopetrotic c-src-deficient mice" (Bone 27(5), Nov. 2000), are available online today at www.jcb.org and www.ibmsonline.org, respectively.

Further information on osteoporosis and available therapies can be found at the websites for the National Institutes of Health Osteoporosis and Related Bone Diseases National Resource Center (www.osteo.org) and the National Osteoporosis Foundation (www.nof.org).

ARIAD Pharmaceuticals, Inc. (www.ariad.com) is a leader in the discovery and development of gene therapy, cell therapy, stem cell therapy and protein therapy products featuring dose-dependent regulation by small-molecule drugs, as well as small-molecule inhibitors of signal transduction.

Some of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, which include, but are not limited to, risks and uncertainties regarding the Company's preclinical studies, the ability of the Company to conduct clinical trials of its products and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors under the heading "Cautionary Statement Regarding Forward-Looking Statements" in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission.